DEUTSCHE BANK BROKER/DEALER AFFILIATES LIST
Name of Entity
Attachment Q.14

BROKERS TO BE INCLUDED IN EXHIBIT
AsiaBondPortal
Bank Inicjatyw Spoleczno-Ekonomicznych SA
BondsinAsia
BT Opera Trading S.A.
DB Securities S. A.
DBS Finance S. A.
IBOXX Ltd.
K & N Kenanga Bhd
Kenanga Deutsche Futures
Kenanga Deutsche Futures Sdn Bhd
MaxBlue Investimentos Distribuidora de Titulos e Valores Mobiliarios S. A. Minex Corporation
Morgan Grenfell & Co Limited
Morgan Grenfell Private Equity Limited
Morgan Grenfell Securities
Mortgage Ramp
MTS Japan Securities Co. Ltd.
Nissay Deutsche Asset Management Europe Limited
Osaka Stock Exchange Co., Ltd.
OTC Deriv Limited
Paladin Australia Limited
Pro Capital Spolka Akcyjna
PT Bina Tatalaksana Pasifik
PT BT Prima Securities Indonesia
PT Deutsche Securities Indonesia
Rued, Blass & Cie AG Bankgeschaeft
Swapswire Limited
Teleogic Limited
Tokai Deutsche Asset Management Limited
United Financial Group
Volbroker.com Limited
Yensai.com
Yieldbroker Pty Ltd.